Exhibit 4.513
Whakatane Mill Limited as Chargor
Wilmington Trust (London) Limited as Collateral Agent
Charge Over Account
NOTE: The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

Contents

1 Interpretation	1

1.1 Definitions in the First Lien Intercreditor Agreement	1
1.2 Definitions	1
1.3 Construction	4
1.4 Headings	5
1.5 Corporations Act and PPS Act	6
1.6 Intercreditor Arrangements prevail	6
1.7 Capacity and benefit	6
1.8 Collateral Agent’s authority and instructions	6

2 Consideration	6

3 Security interest	7

3.1 Chargor must pay the Secured Liabilities	7
3.2 Creation of Security Interest	7
3.3 Priority amount	7
3.4 Mandatory action	7

4 Release and reinstatement	7

4.1 Release and Reinstatement	7
4.2 Release of Secured Property	8
4.3 Reinstatement of rights	8

5 Undertakings	8

5.1 Operation of Deposit Account	8
5.2 Notice to Bank	9
5.3 Prohibited dealings	9

6 Representations and warranties	10

6.1 Representations and warranties	10
6.2 Reliance	10

7 Default powers	10

7.1 General	10
7.2 Statutory and implied powers	10
7.3 Operation of Deposit Account	10
7.4 General dealings	11
7.5 Order of enforcement	11
7.6 Investment of money	11
7.7 Ancillary powers	12
7.8 Appointment of Receivers	12

8 Receivers	13

8.1 Agent	13
8.2 Powers	13

9 Exercise of default rights	13

9.1 No hindrance	13

page i

9.2 Collateral Agent in possession	13
9.3 Exclusion of legislation	14
9.4 Default notice	14
9.5 Withdrawal or suspension	14

10 Application of proceeds	14

11 Third party dealings	14

11.1 Collateral Agent’s receipts and discharges	14
11.2 No duty to enquire	15

12 Preservation of Collateral Agent’s rights	15

12.1 Continuing security	15
12.2 Primary obligations	15
12.3 Preservation of Chargor’s obligations	15
12.4 Suspension of Chargor’s rights	15
12.5 Insolvency of debtor	16
12.6 Recovery of costs	16

13 Payments and taxes	16

13.1 Taxes	16
13.2 Currency of payment	16

14 Attorney	17

14.1 Appointment	17
14.2 General	18

15 Indemnity	18

16 Disposal of the Secured Property is final	18

17 General	18

17.1 Deposit of documents	18
17.2 Registration of charge	19
17.3 Further assurance	19
17.4 Authority to fill in blanks	19
17.5 Supply of information	20
17.6 Prompt performance	20
17.7 Certificates	20
17.8 Supervening legislation	20
17.9 Amendment	20
17.10 Receipts	20
17.11 Waiver and exercise of rights	20
17.12 Conflict of interest	21
17.13 Rights cumulative	21
17.14 Other Encumbrances or judgments	21
17.15 Indemnities	21
17.16 Approval and consent	21
17.17 Superannuation legislation	22
17.18 Time is of the essence	22

page ii

17.19 Each signatory bound	22
17.20 Assignment	22
17.21 Code of Banking Practice	22
17.22 Counterparts	22
17.23 Governing law and jurisdiction	22
17.24 Service of process	23
17.25 PPS Act	23
17.26 Notices	23
17.27 Partial invalidity	23
17.28 Obligations independent	23
17.29 Enforcement	24

Schedule	25

page iii

Date 8 September 2011

Parties

Whakatane Mill Limited ARBN 143 246 557, a company incorporated in New Zealand with New Zealand company number 1837447, of C/- Bell Gully, Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (as Chargor)

Wilmington Trust (London) Limited, a company incorporated in England and Wales with company number 05650152, of 1 King’s Arms Yard, London EC2R 7AF, United Kingdom (as Collateral Agent as defined below)

Agreed terms

1	Interpretation

1.1	Definitions in the First Lien Intercreditor Agreement

Words and expressions defined in the First Lien Intercreditor Agreement (as defined below) have the same meaning when used in this document unless the context requires otherwise or unless expressly defined in this document.

1.2	Definitions

In this document:

2009 Senior Secured Note Indenture means the indenture dated 5 November 2009, among the Issuers (as defined therein), the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

2010 Senior Secured Note Indenture means the indenture dated 15 October 2010, among RGHL US Escrow I Inc., RGHL US Escrow I LLC, RGHL Escrow Issuer (Luxembourg) I S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

Additional Agreement has the meaning given to it in the First Lien Intercreditor Agreement.

Agreed Security Principles has the meaning given to it in the Credit Agreement and the 2009 Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail.

Amendment No. 1 and Joinder Agreement means the joinder agreement dated 21 January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which the Collateral Agent is appointed as an additional collateral agent and becomes party to the First Lien Intercreditor Agreement.

Applicable Representative has the meaning given to it in the First Lien Intercreditor Agreement.

Attorney means any attorney appointed under this document and any sub-attorney appointed by an Attorney.

August 2011 Senior Secured Note Indenture means the indenture dated 9 August 2011 among the Issuers (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

Authorised Officer means:
(a)	in the case of the Collateral Agent, a director or secretary, or an officer whose title contains the word “director”, “chief”, “head”, “president” or “manager” or a person performing the functions of any of them, or any other person appointed by the Collateral Agent as an “Authorised Officer” for the purposes of this document; and

(b)	in the case of the Chargor a director or secretary or any other person appointed by the Chargor to act as an “Authorised Officer” (howsoever described) for the purposes of this document.
Bank means Australia and New Zealand Banking Group Limited ABN 11 005 357 522.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in New York, London, Sydney and Melbourne.

Collateral Agent means Wilmington Trust (London) Limited in its capacity as collateral agent for the Secured Parties as appointed under the Amendment No. 1 and Joinder Agreement, and includes its successors, permitted transferees and permitted assigns in such capacity.

Corporations Act means the Corporations Act 2001 (Cth).

Credit Agreement means the second amended and restated credit agreement dated 9 August 2011, between, among others, Reynolds Group Holdings Limited, the borrowers listed therein and Credit Suisse AG as administrative agent, as amended, amended or restated, supplemented or otherwise modified from time to time.

Deposit Account means the account maintained by the Chargor with the Bank at its Collins Street, Melbourne, Victoria branch, swift code ANZBAU3MXXX, BSB number 013006, account number [ ] and named Whakatane Mill Ltd.

Encumbrance has the meaning given to the term “Lien” in the First Lien Intercreditor Agreement. It includes a Security Interest.

Enforcement Event means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

Existing Intercreditor Agreement means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

February 2011 Senior Secured Note Indenture means the indenture dated 1 February 2011 among the Issuers (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

First Lien Intercreditor Agreement means the first lien intercreditor agreement dated 5 November 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, the Bank of New York Mellon as trustee under the 2009 Senior Secured Note Indenture, the 2010 Senior Secured Note Indenture, the February 2011 Senior Secured Note Indenture and the August 2011 Senior Secured Note Indenture, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement and as may be further amended, extended, restated or otherwise modified.

Initial Deposit Amount means any amount credited to the Deposit Account on or before the date of this document.

Intercreditor Arrangements means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated or modified from time to time.

Loan Documents means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement.

Loan Parties means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement, and Loan Party means any one of them.

Loan Parties’ Agent means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

PPS Act means the Personal Property Securities Act 2009 (Cth).

Principal Finance Documents means the Credit Agreement, the 2009 Senior Secured Note Indenture, the 2010 Senior Secured Note Indenture, the February 2011 Senior Secured Note Indenture, the August 2011 Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

Receiver means a receiver or receiver and manager appointed by the Collateral Agent under this document and any person who derives a right directly or indirectly from a Receiver.

Representative of a person means an officer, employee, contractor or agent of that person.

Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

Secured Parties means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement, and Secured Party means any one of them.

Secured Property means the Chargor’s right, title and interest in connection with the Deposit Account including its right, title and interest to:
(a)	repayment of the Initial Deposit Amount;

(b)	repayment of any other money credited to the Deposit Account after the date of this document;

(c)	interest payable on or after the date of this document on money credited to the Deposit Account (whether or not the interest is credited to the Deposit Account; and

(d)	any other chose in action or right of the Chargor arising in connection with the Deposit Account.
Security means any document or transaction which reserves or creates a Security Interest.

Security Interest means a security interest under the PPS Act and any interest or right which secures the payment of a debt or other monetary obligation or the compliance with any other obligation. It includes any retention of title to any property and any right to set off or withhold payment of any deposit or other money.

1.3	Construction

Unless expressed to the contrary:
(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it; and

(f)	a reference to:
(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a representation or warranty and a reference to a failure to comply with an obligation includes a breach of representation or warranty;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Melbourne;

(vii)	“$” or “dollars” is a reference to the currency of the Commonwealth of Australia;

(viii)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(ix)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions;

(x)	any thing (including any amount) is a reference to the whole or any part of it and a reference to a group of things or persons is a reference to any one or more of them;

(xi)	this document includes all schedules and annexures to it; and

(xii)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document.
1.4	Headings

Headings do not affect the interpretation of this document.

1.5	Corporations Act and PPS Act

Unless expressed to the contrary:
(a)	“controller”, “corporation”, “holding company”, “marketable security”, “prospective liability”, “related body corporate” and “subsidiary” each has the meaning which it is defined to have in the Corporations Act; and

(b)	“account”, “attach”, “chattel paper”, “commercial consignment”, “control’, “perfection”, “purchase money security interest”, “personal property”, “PPS lease”, “registration commencement time” and “verification statement” each has the meaning which it is defined to have in the PPS Act.
1.6	Intercreditor Arrangements prevail

This document is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this document and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

1.7	Capacity and benefit

The Collateral Agent enters into this document in its capacity as collateral agent for the Secured Parties, and holds the benefit of all rights conferred, and all undertakings and covenants of the Chargor, under this document for itself and the Secured Parties.

1.8	Collateral Agent’s authority and instructions
(a)	The Chargor acknowledges and agrees that the Collateral Agent’s actions under this document are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on the collateral agent under the Principal Finance Documents.

(b)	For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this document are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Chargor.
2	Consideration

The Chargor enters into this document for valuable consideration from the Collateral Agent and receipt of the consideration is acknowledged.

3	Security interest

3.1	Chargor must pay the Secured Liabilities

The Chargor agrees to pay the Secured Liabilities in accordance with the terms of any agreement in writing to do so. However, if an Enforcement Event has occurred and is continuing, the Collateral Agent may declare at any time by notice to the Chargor that the Secured Liabilities are either payable on demand or immediately due for payment.

3.2	Creation of Security Interest
(a)	The Chargor as beneficial owner charges the Secured Property to the Collateral Agent to secure the payment of the Secured Liabilities.

(b)	This document constitutes a fixed charge over any interest of the Chargor in the Secured Property.
3.3	Priority amount
(a)	The maximum prospective liability secured by this document (which includes the obligations of the Chargor to pay or repay and discharge the Secured Liabilities including all principal and amounts in the nature of principal, interest and amounts in the nature of interest, fees, costs, amounts due under indemnities and all other amounts coming within the definition of Secured Liabilities) for the purpose of fixing priorities under section 282 of the Corporations Act but for no other purpose is $18,000,000,000.

(b)	This document secures the payment of all prospective liabilities from time to time of the Chargor to the Collateral Agent and the amount secured is not limited to $18,000,000,000.
3.4	Mandatory action

To the extent that any law requires that something must be done (such as obtaining consent) before the Chargor may validly charge any of the Secured Property, the charge under clause 3.2 (“Creation of Security Interest”) only takes effect in relation to that Secured Property when the thing required is done. Subject to the Agreed Security Principles, the Chargor agrees to do anything necessary to ensure that it is done.

4	Release and reinstatement

4.1	Release and Reinstatement

The Security constituted by this document shall be released, reassigned, retransferred and/or cancelled (as applicable):
(a)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Secured Liabilities being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under the laws of Victoria).
4.2	Release of Secured Property

If the Chargor disposes of any Secured Property and that disposal is permitted by the Principal Finance Documents, that Secured Property shall, unless an Enforcement Event has occurred and is continuing, be automatically released, reassigned, retransferred and/or cancelled (as applicable) from the Security constituted under this document with effect from the day of such disposal and the Collateral Agent (at the expense and cost of the Chargor) shall do all such acts which are reasonably requested by the Chargor in order to release, reassign, retransfer and/or cancel (as applicable) the relevant Secured Property from the Security constituted under this document (including, but not limited to, discharging any registered mortgage in respect of Secured Property). Any or all of the Secured Property shall also be released, reassigned, retransferred and/or cancelled (as applicable) in accordance with and to the extent permitted by the Intercreditor Arrangements.

4.3	Reinstatement of rights

If any payment received or recovered by any Secured Party, a Receiver, or any other person on behalf of any of them is or may be voided by law or required to be repaid to a liquidator or similar official:
(a)	such payment shall be deemed not to have affected or discharged the liability of the Chargor under this document or any other Security given by the Chargor in favour of the Collateral Agent or, as the case may be, the relevant Secured Party and, the Collateral Agent, each Secured Party and the Chargor shall, to the maximum extent permitted by law, be restored to the position in which each would have been if such payment had not been received or recovered; and

(b)	the Collateral Agent and each other Secured Party shall be entitled to exercise all its rights which it would have been entitled to exercise if such payment had not been received or recovered.
The Chargor’s obligations under this clause 4.3 are continuing obligations, independent of the Chargor’s other obligations under this document and continue after this charge ends.

5	Undertakings

5.1	Operation of Deposit Account
(a)	The Chargor must operate the Deposit Account in accordance with this clause 5.1 and otherwise on reasonable terms approved by the Collateral Agent.

(b)	The Chargor must ensure the operating procedures of the Deposit Account are not varied, repudiated, rescinded, terminated or rendered void, voidable or unenforceable.

(c)	Subject to clause 7.3, the Chargor agrees that (unless otherwise agreed by the Collateral Agent):
(i)	without the prior consent of the Collateral Agent (acting on the instructions of the Applicable Representative), it must not close, make withdrawals from, transfer funds from or otherwise operate the Deposit Account (but, for the avoidance of doubt, the Chargor may at any time freely deposit funds into the Deposit Account);

(ii)	an Authorised Officer of the Collateral Agent must be a signatory to any withdrawal from the Deposit Account; and

(iii)	at any time while an Enforcement Event has occurred and is continuing, the Collateral Agent (without giving notice under any law or otherwise) may operate the Deposit Account by the signature only of the Authorised Officer of the Collateral Agent and give notice to the Bank that this right has arisen.
5.2	Notice to Bank

On the date of this document (or by such later date that the Collateral Agent agrees), the Chargor must give to the Bank a notice in the form of the schedule properly completed and signed by the Chargor, and will use commercially reasonable efforts to procure that the Bank executes the acknowledgement within the notice and returns a copy to the Collateral Agent.

5.3	Prohibited dealings

Unless permitted by the terms of this document or the Principal Finance Documents, without the consent of the Collateral Agent (acting on the instructions of the Applicable Representative), the Chargor may not, and may not agree to, do any of the following:
(a)	dispose of the Secured Property;

(b)	create or allow to exist another Encumbrance over the Secured Property;

(c)	waive any of the Chargor’s rights or release any person from its obligations in connection with the Secured Property;

(d)	cause or permit the operating procedures of the Deposit Account to be varied, repudiated, rescinded, terminated or rendered void, voidable or unenforceable; or

(e)	assign or otherwise deal with the Secured Property, this document or any interest in them, or allow any interest in them to arise or be varied.

6	Representations and warranties

6.1	Representations and warranties

The Chargor represents and warrants to the Collateral Agent that as of the date of this document, with reference to the facts and circumstances then existing and subject to the provisions of the Principal Finance Documents, the representations and warranties made by the chargor as Loan Party in Sections 3.01 (“Organization; Powers”), 3.02 (“Authorization”), 3.03 (“Enforceability”), 3.06 (“No Material Adverse Change”), 3.09 (“Litigation, Compliance with Laws”), 3.10 (“Agreements”), 3.19 (“Security Documents”) and 3.22 (“Solvency”) of the Credit Agreement are true and accurate as regards the Chargor and this document.

6.2	Reliance

The Chargor acknowledges that the Collateral Agent and each Secured Party has entered into the Loan Documents to which it is a party in reliance on the representations and warranties in this clause 6.

7	Default powers

7.1	General
(a)	The Collateral Agent may, at any time while an Enforcement Event has occurred and is continuing, exercise any or all of the rights set out in this clause 7 in any manner and at any time that it thinks fit, even if a Receiver has been appointed.

(b)	The Chargor agrees to ensure that no Enforcement Event occurs. The Chargor is not liable in damages for breach of this clause 7.1(b) (including where the breach is also a breach of another clause). However, if the Chargor breaches this clause 7.1(b), the Collateral Agent may exercise its rights in relation to the Secured Property under this document and at law. This does not limit the Chargor’s other liabilities to the Collateral Agent or any of the Collateral Agent’s other rights against the Chargor or the Secured Property.

(c)	The interpretation of any right set out in this clause 7 will not be restricted by reference to or inference from any other right.
7.2	Statutory and implied powers

The Collateral Agent may, at any time while an Enforcement Event has occurred and is continuing, exercise all rights capable of being conferred by the statutes and other laws of any relevant jurisdiction on mortgagees under mortgage deeds or otherwise.

7.3	Operation of Deposit Account

At any time while an Enforcement Event has occurred and is continuing the Collateral Agent may:
(a)	sue the Chargor for the Secured Liabilities;

(b)	exercise all rights in connection with the Secured Property;

(c)	operate the Deposit Account by the sole signature of an Authorised Officer of the Collateral Agent without any requirement for a signature by or for the Chargor;

(d)	if the Deposit Account is not at call, negotiate with the Bank and do all things necessary or desirable to obtain immediate repayment of the Secured Property without being responsible for any resultant loss;

(e)	sell, factor or discount or agree to do any of them in respect of the Secured Property on any terms and do anything necessary or desirable to complete any sale, factoring or discounting which the Collateral Agent considers desirable; and

(f)	withdraw all or any of the money standing to the credit of the Deposit Account and apply it towards payment of the Secured Liabilities in any manner permitted by this document.
7.4	General dealings

The Collateral Agent may, at any time while an Enforcement Event has occurred and is continuing:
(a)	exercise the rights of the Chargor and comply with its obligations in respect of the Secured Property and allow any other person to comply with the person’s obligations in respect of the Secured Property; and

(b)	vary, replace or release any right or interest of the Chargor in or in relation to the Secured Property.
7.5	Order of enforcement

If an Enforcement Event has occurred and is continuing, the Collateral Agent may enforce this charge before it enforces other rights or remedies:
(a)	against any other person; or

(b)	under another document, such as another Encumbrance.
If the Collateral Agent has more than one Encumbrance, it may enforce them in any order it chooses

7.6	Investment of money

Any money received by the Collateral Agent which is not required to be immediately applied in the exercise of any right or in accordance with the First Lien Intercreditor Agreement may, at any time while an Enforcement Event has occurred and is continuing, be invested in any way authorised by the laws of any relevant jurisdiction for the investment of trust money and the Collateral Agent may vary or dispose of the investment.

7.7	Ancillary powers

The Collateral Agent may, at any time while an Enforcement Event has occurred and is continuing:
(a)	execute any deed or other document as attorney for the Chargor for the purpose of exercising any of the Collateral Agent’s rights under this document;

(b)	employ or engage any person on behalf of the Chargor for the purpose of exercising any of the Collateral Agent’s rights in respect of the Secured Property;

(c)	on behalf of the Chargor, commence, defend, prosecute, settle, discontinue and compromise litigation, administrative or arbitral proceedings in relation to the Secured Property;

(d)	enter into and execute and deliver documents and agreements in respect of the exercise of its rights under this document;

(e)	delegate to any person any right (including this right of delegation) under this document; and

(f)	do anything incidental or conducive to the exercise of any of its other rights under this document.
7.8	Appointment of Receivers

The Collateral Agent may, at any time while an Enforcement Event has occurred and is continuing:
(a)	(i)	either before or after it has taken possession of the Secured Property, or whether or not an order has been made or a resolution passed to wind up the Chargor, appoint any one or more persons to be a receiver or receiver and manager of the Secured Property or a part of it; and

	(ii)	appoint a different receiver or receiver and manager for different parts of the Secured Property, in either case, on terms that the Collateral Agent thinks fit;

(b)	if more than one person is appointed as Receiver of any property, empower them to act jointly or jointly and severally;

(c)	remove the Receiver, appoint another in his or her place if the Receiver is removed, retires or dies, and reappoint a Receiver who has retired or been removed; and

(d)	fix the remuneration of the Receiver.

8	Receivers

8.1	Agent
(a)	Subject to clause 8.1(b), a Receiver is the agent of the Chargor who alone is responsible for the Receiver’s acts and omissions and remuneration.

(b)	The Collateral Agent may appoint a Receiver as the agent of the Collateral Agent and delegate to a Receiver any of the Collateral Agent’s rights under this document.
8.2	Powers
(a)	A Receiver has the right in relation to any property in respect of which the Receiver is appointed, unless limited by the terms of the Receiver’s appointment, to do everything that the Chargor may lawfully authorise an agent to do on behalf of the Chargor in relation to that property and, without limitation, a Receiver may in relation to that property exercise:
(i)	the rights capable of being conferred on receivers and receivers and managers by the Corporations Act and the laws of any relevant jurisdiction;

(ii)	the rights set out in clauses 7.2 to 7.7 inclusive;

(iii)	the rights of the Chargor and the directors of the Chargor; and

(iv)	any other rights the Collateral Agent may by notice to a Receiver give to a Receiver.
(b)	The Collateral Agent may by notice to a Receiver at the time of a Receiver’s appointment or any subsequent times as the Collateral Agent thinks fit give to, or remove from, a Receiver all or any of the rights referred to in clause 8.2(a).
9	Exercise of default rights

9.1	No hindrance

The Chargor must not allow the Collateral Agent, a Receiver or an Attorney to be prevented or hindered from exercising its rights under this document.

9.2	Collateral Agent in possession
(a)	If the Collateral Agent, a Receiver or an Attorney exercises its rights under this document or takes possession of the Secured Property, it will not be liable to account as a mortgagee in possession.

(b)	If the Collateral Agent has taken possession of the Secured Property it may give up possession of the Secured Property at any time.

(c)	The obligations of the Chargor under this document relating to the Secured Property are not affected by the Collateral Agent, a Receiver or an Attorney taking possession of the Secured Property.

9.3	Exclusion of legislation
(a)	The provisions implied in mortgages by any statute are for the purposes of this document negatived or varied only so far as they are inconsistent with the provisions of this document and are otherwise varied so as to become consistent with this document.

(b)	Any statutory restrictions (other than mandatory restrictions) on any right of the Collateral Agent, a Receiver or an Attorney to lease or otherwise deal with the Secured Property do not apply to the rights of those persons under this document.
9.4	Default notice
(a)	The Collateral Agent, a Receiver and an Attorney may, to the extent that any applicable law permits, exercise any right under this document in relation to an Enforcement Event without first giving notice to the Chargor or allowing the lapse of any period of time and the Chargor and the Collateral Agent dispense with any requirement under any statute that notice be given by the Collateral Agent, a Receiver or an Attorney, as the case may be, or that it allow the lapse of any period of time before exercising a right.

(b)	If an applicable law requires that a notice be given or a lapse of time occur before any right can be exercised, then if no particular period of notice or lapse of time is required or a period or lapse of time is required but can be shortened by agreement, the period of notice or lapse of time is one day.
9.5	Withdrawal or suspension

The Collateral Agent may at any time after the exercise of any of its powers, rights or remedies suspend the further exercise of those powers, rights and remedies or withdraw from possession without prejudice to any future exercise of those powers, rights and remedies and without being responsible for any resulting loss or damage.

10	Application of proceeds

Except to the extent otherwise required by law, all amounts received by the Collateral Agent or a Receiver under this document, shall be applied in accordance with the provisions of the First Lien Intercreditor Agreement.

11	Third party dealings

11.1	Collateral Agent’s receipts and discharges

The Collateral Agent may give discharges and receipts for any money payable by any third party in relation to the exercise of a right by the Collateral Agent, a Receiver or an Attorney.

11.2	No duty to enquire
(a)	Any person dealing with the Collateral Agent, a Receiver or an Attorney in relation to the exercise by any of them of a right under this document need not be concerned to enquire whether:
(i)	the right is exercisable or properly exercised;

(ii)	the Receiver or Attorney is properly appointed; or

(iii)	any money paid by it to the Collateral Agent, a Receiver or an Attorney is properly applied, and the title of that person to any property acquired by it from the Collateral Agent, Receiver or Attorney will not be adversely affected by the right not being exercisable or any improper appointment, exercise of the right or application of money by the Collateral Agent, a Receiver or an Attorney of which it does not have actual notice.

(b)	The benefit of clause 11.2(a) is held on trust for the benefit of the Collateral Agent, each Receiver, each Attorney and each person dealing with any of them.
12	Preservation of Collateral Agent’s rights

12.1	Continuing security

This document is a continuing security for the whole of the Secured Liabilities and is not limited to any transaction or other thing.

12.2	Primary obligations

The Chargor’s obligation to pay the Secured Liabilities is a primary obligation and the Collateral Agent is not obliged to proceed against or enforce any other right against any person or property or demand payment from any other person before making a demand for payment by the Chargor of the Secured Liabilities.

12.3	Preservation of Chargor’s obligations

The Chargor’s obligations and the Collateral Agent’s rights under this document will not be affected by anything which but for this clause 12.3 might abrogate, prejudice or limit them or the effectiveness of this document.

12.4	Suspension of Chargor’s rights

The Chargor:
(a)	waives any right to be subrogated to, or otherwise have the benefit of, this document until the Secured Liabilities have been satisfied in full and in the reasonable opinion of the Collateral Agent any payment towards the satisfaction of the Secured Liabilities is not void, voidable or otherwise unenforceable or refundable; and

(b)	must not exercise a right of set-off or counterclaim which reduces or extinguishes the obligation of the Chargor to pay the Secured Liabilities,

and the Collateral Agent is not obliged to marshal in favour of the Chargor any Security or any property that the Collateral Agent has an interest in or may be entitled to receive.
12.5	Insolvency of debtor

The Chargor must not, until the Secured Liabilities have been paid in full and the Collateral Agent is of the opinion that no payment of that money is or is likely to become void, voidable or otherwise unenforceable or refundable:
(a)	directly or indirectly claim or receive the benefit of any distribution, dividend or payment; or

(b)	prove or claim for any distribution, dividend or payment in competition with the Collateral Agent, in the insolvency of any person whose obligations to the Collateral Agent the Chargor has Guaranteed so as to diminish any distribution, dividend or payment which but for that claim or proof the Collateral Agent would be entitled to receive.

12.6	Recovery of costs

Except to the extent provided in the Principal Finance Documents, on enforcement (whether successful or not) of this document, each of the Collateral Agent and the Receiver shall be entitled to deduct from the proceeds of the Secured Property its costs, charges and expenses incurred in connection with such enforcement.

13	Payments and taxes

13.1	Taxes

Section 2.20(a), (b), (c) and (d) (“Taxes”) of the Credit Agreement applies to this document, except that, for the purposes of this document only, the references in Section 2.20(a), (b), (c) and (d) (“Taxes”) of the Credit Agreement to any “Borrower” or any “Loan Party” shall be references to the Chargor.

13.2	Currency of payment
(a)	The Secured Liabilities shall be paid in the currency in which it is denominated at the relevant time, unless the Loan Documents provide otherwise.

(b)	If any Secured Liabilities are received from the Chargor in a currency (First Currency) other than the currency (Second Currency) in which it is payable (whether as a result of obtaining or enforcing an order or judgment, the dissolution of any person or otherwise), the amount received shall only satisfy the Chargor’s obligations to pay its Secured Liabilities to the extent of the amount in the Second Currency which the relevant Secured Party is able, in accordance with its usual practice, to purchase with the amount received in the First Currency on the date of that receipt (or, if it is not possible to make that purchase on that date, on the first date upon which it is possible to do so).

(c)	Subject to Section 9.05 of the Credit Agreement and the terms of the Principal Finance Documents, the Chargor indemnifies each Secured Party against:
(i)	loss sustained by it as a result of the amount purchased by it in the Second Currency pursuant to this clause 13 being less than the amount due; and

(ii)	all costs and expenses properly incurred by it in the purchasing the Second Currency, in respect of any Secured Liabilities received from the Chargor.
The Chargor shall pay to the relevant Secured Party, promptly upon demand, in the currency stipulated, all amounts payable pursuant to such indemnity.
14	Attorney

14.1	Appointment

The Chargor irrevocably appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:
(a)	carrying out any obligation imposed on the Chargor by this document or any other agreement binding on the Chargor to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Secured Property);

(b)	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of the rights, powers and remedies of the Collateral Agent provided by or pursuant to this document or by law; and

(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this document or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Chargor under this clause 14 if:
(d)	an Enforcement Event has occurred and is continuing; or

(e)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Chargor that the Chargor has failed to comply with a further assurance or perfection obligation within 10 business days of being notified of that failure (with a copy of that notice being sent to the Loan Parties’ Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Chargor under this clause 14 unless and until it shall have been:

(f)	instructed to do so by the Applicable Representative; and

(g)	indemnified and/or secured and/or prefunded to its satisfaction.
14.2	General
(a)	Any Attorney may appoint substitutes and otherwise delegate its powers (including this power of delegation).

(b)	Any Attorney may exercise any right solely for the benefit of the Collateral Agent, even if the exercise of the right constitutes a conflict of interest or duty.

(c)	The Chargor by this document ratifies anything done or not done by the Attorney or a delegate of the Attorney pursuant to the power of attorney.
15	Indemnity

To the extent set out in section 4.11 of the First Lien Intercreditor Agreement, the Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys, any Delegate and any Receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this document, the exercise or purported exercise of any of the rights and powers conferred on them by this document or otherwise relating to the Secured Property.

16	Disposal of the Secured Property is final

The Chargor agrees that if the Collateral Agent or a Receiver sells or otherwise disposes of the Secured Property after the occurrence of an Enforcement Event which is continuing:
(a)	the Chargor will not challenge the acquirer’s right to acquire the Secured Property (including on the grounds that the Collateral Agent or the Receiver was not entitled to dispose of the Secured Property or that the Chargor did not receive notice of the intended disposal) and the Chargor will not seek to reclaim that property; and

(b)	the person who acquires the Secured Property need not check whether the Collateral Agent or the Receiver has the right to dispose of the Secured Property or whether the Collateral Agent or the Receiver exercises that right properly.
17	General

17.1	Deposit of documents

Subject to the Agreed Security Principles, the Chargor agrees to deposit with the Collateral Agent all other documents the Collateral Agent requests (acting on the reasonable instructions of the Applicable Representative) relating to the Secured Property.

17.2	Registration of charge

Subject to the Agreed Security Principles, the Collateral Agent may at the Chargor’s expense apply for any registration, or give any notification, in connection with a security interest created under this document.

17.3	Further assurance

Subject to the Agreed Security Principles, the Chargor shall deliver to the Collateral Agent any transfer, assignment, Security, instrument, or other deed or document, and shall do any other thing, which the Collateral Agent requires (acting on the reasonable instructions of the Applicable Representative) to enable it to:
(a)	ensure the Secured Property is subject to an effective security;

(b)	perfect the Chargor’s title to any of its Secured Property;

(c)	perfect the Security intended to be created by this deed, including, without limitation, in accordance with the provisions of the PPS Act;

(d)	enable the Collateral Agent to apply for any registration, or give any notifications, in connection with a Lien created under this document so that the Lien has the priority required by the Collateral Agent;

(e)	more satisfactorily secure to the Collateral Agent the Secured Liabilities, including the granting of fixed or specific Security;

(f)	if an Enforcement Event has occurred and is continuing, transfer to, or vest in, the Collateral Agent (or any purchaser from the Collateral Agent or a Receiver) any of the Secured Property;

(g)	if an Enforcement Event has occurred and is continuing, facilitate the realisation of any of the Secured Property;

(h)	exercise all or any of the rights, powers and remedies conferred on the Collateral Agent or a Receiver by this document or by law; and

(i)	secure to the Collateral Agent the full benefit of the provisions of this document.
Subject to the Agreed Security Principles, this clause 17.3 includes anything the Collateral Agent requests the Chargor to do in connection with the introduction of the PPS Act, acting on the reasonable instructions of the Applicable Representative.

17.4	Authority to fill in blanks

The Chargor agrees that the Collateral Agent may complete and fill in any blanks in this document or a document connected with it (such as Corporations Act forms, financing statements, financing change statements, amendment demands or transfers for the Secured Property).

17.5	Supply of information

If the Collateral Agent (acting on the reasonable instructions of the Applicable Representative) asks, the Chargor agrees to supply the Collateral Agent with any relevant information about or documents affecting this document.

17.6	Prompt performance

Subject to clause 17.18 (“Time of the essence”):
(a)	if this document specifies when the Chargor agrees to perform an obligation, the Chargor agrees to perform it by the time specified; and

(b)	the Chargor agrees to perform all other obligations promptly.
17.7	Certificates

The Collateral Agent may give the Chargor a certificate about an amount payable or other matter in connection with this document. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.

17.8	Supervening legislation

Any present or future legislation which operates:
(a)	to lessen or vary in favour of the Chargor any of its obligations in connection with this document; or

(b)	to postpone, stay, suspend or curtail any rights of the Collateral Agent under this document, is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

17.9	Amendment

Unless this document expressly states otherwise, a provision of this document, or right created under it, may only be varied or replaced by a deed executed by the parties.

17.10	Receipts

The receipt of a Receiver, the Collateral Agent or an Authorised Officer of the Collateral Agent releases the person paying money to the Receiver or the Collateral Agent in connection with this document from:
(a)	liability to enquire whether the Secured Liabilities have become payable; and

(b)	liability for the money paid or expressed to be received; and

(c)	being concerned to see to its application or being answerable or accountable for its loss or misapplication.
17.11	Waiver and exercise of rights
(a)	A right in favour of the Collateral Agent under this document, a breach of an obligation of the Chargor under this document or an Enforcement Event can only be waived by an instrument properly executed by the

Collateral Agent. No other act, omission or delay of the Collateral Agent constitutes a waiver binding, or estoppel against, the Collateral Agent.

(b)	A single or partial exercise or waiver, or delay by the Collateral Agent of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(c)	The Collateral Agent and its Representatives are not liable for any loss, cost or expense of the Chargor caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right and the Collateral Agent holds the benefit of this clause 17.11 on trust for itself and its Representatives.
17.12	Conflict of interest

The Collateral Agent’s and any Receiver’s rights and remedies under this document may be exercised even if this involves a conflict of duty or the Collateral Agent or the Receiver has a personal interest in their exercise.

17.13	Rights cumulative

The rights of the Collateral Agent, a Receiver or an Attorney under this document are cumulative and in addition to its other rights.

17.14	Other Encumbrances or judgments

This document does not merge with or adversely affect, and is not adversely affected by, any of the following:
(a)	any Encumbrance or other right or remedy to which the Collateral Agent is entitled; or

(b)	a judgment which the Collateral Agent obtains against the Chargor in connection with the Secured Liabilities.
The Collateral Agent may still exercise its rights under this document as well as under the judgment, other Encumbrance or the right or remedy.

17.15	Indemnities

The indemnities in this document are continuing obligations, independent of the Chargor’s other obligations under this document, and continue after this document ends. It is not necessary for the Collateral Agent to incur expense or make payment before enforcing a right of indemnity under this document.

17.16	Approval and consent
(a)	Subject to express wording to the contrary contained in this document, the Collateral Agent or Receiver may:
(i)	conditionally or unconditionally give or withhold any approval or consent at their absolute discretion, and is not obliged to give its reasons for doing so; and

(ii)	exercise a right or remedy in any way it considers appropriate, unless this document expressly states otherwise.

(b)	The Chargor agrees to comply with all conditions in any consent the Collateral Agent (acting on the reasonable instructions of the Applicable Representative) gives in connection with this document.
17.17	Superannuation legislation

If the Superannuation Industry (Supervision) Act 1993 (Cth) prohibits the Chargor from charging any of the Secured Property, this charge does not extend to that Secured Property.

17.18	Time is of the essence

Time is of the essence in this document in respect of an obligation of the Chargor to pay money.

17.19	Each signatory bound

This document binds each person who signs as Chargor even if another person who was intended to sign does not sign it or is not bound by it.

17.20	Assignment
(a)	Unless otherwise permitted under the Principal Finance Documents, the Chargor may not assign or transfer any of its rights or obligations under this document.

(b)	The Collateral Agent may assign and/or transfer all or part of its rights or obligations under this document to any replacement collateral agent appointed in accordance with the provisions of the Intercreditor Arrangements. This charge shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assign.
17.21	Code of Banking Practice

The parties agree that the Code of Banking Practice does not apply to this document and the transactions in connection with it.

17.22	Counterparts

This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

17.23	Governing law and jurisdiction
(a)	The courts having jurisdiction in the State of Victoria, have exclusive jurisdiction to settle any dispute arising out of or in connection with this document (including a dispute regarding the existence, validity or termination of this document) (Dispute).

(b)	The parties to this document agree that those courts are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)	Each party to this document irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within paragraph (a).

(d)	This clause 17.23 is for the benefit of the Secured Parties, the Collateral Agent and the Administrative Agent only. As a result, the Secured Party, the Collateral Agent and the Administrative Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties, the Collateral Agent and the Administrative Agent may take concurrent proceedings in any number of jurisdictions.
17.24	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:
(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings in connection with any Principal Finance Document; and

(b)	agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned.
Each party expressly agrees and consents to the provisions of this clause 17.24.

17.25	PPS Act

The Collateral Agent is not required to give any notice under the PPS Act to the Chargor or any other person (including a notice of verification statement) unless it is obliged to do so by the PPS Act and that obligation cannot be excluded.

17.26	Notices

Each notice or other communication to be given or made by a party under this document shall be given or made in accordance with the First Lien Intercreditor Agreement.

17.27	Partial invalidity

If at any time any provision of this document or any other document relating to the Secured Liabilities is or becomes illegal, invalid or unenforceable in any respect under the law of any relevant jurisdiction, that illegality, invalidity or unenforceability shall not affect the enforceability of the provisions, or (as the case may be) the remaining provisions, of this document, nor shall the legality, validity or enforceability of any of those provisions under the law of any other jurisdiction be in any way affected or impaired thereby.

17.28	Obligations independent

Each of the obligations of the Chargor under clause 12.6 and clause 15 shall constitute a continuing obligation, separate and independent from the Chargor’s other obligations under this document and shall survive discharge of the Secured Liabilities and release of this document.

17.29	Enforcement

It shall not be necessary for the Collateral Agent to incur any expense or make any payment before enforcing any of its rights in respect of any obligation of the Chargor referred to in clause 17.28.
Executed as a deed.

Schedule
Notice of security over bank account
Date: ______________

To:	Australia and New Zealand Banking Group Limited ABN 11 005 357 522 Attention: _________________
ANZ bank account number [____________] (BSB number 013-006)
We refer to the above bank account with you (Account) and notify you of the following:
1	By a Charge over Deposit Account dated ______ 2011 between ourselves and Wilmington Trust (London) Limited (Collateral Agent) (Charge), we have charged to the Collateral Agent all of our right, title and interest in the Account (including our right to be paid interest on the balance of the Account, whether or not that interest is, or is required to be, deposited in the Account).

2	We have agreed with the Collateral Agent that it has the sole right to appoint and remove authorised signatories to the Account. You must not allow any dealings with the Account unless those dealings are authorised by the authorised signatories. Interest which is not credited to the Account must only be paid in accordance with the instructions of the then current authorised signatories.

3	You agree that you have no security interest in the Account, and do not have, and must not purport to exercise, any rights of set-off, combination of accounts or any other claim on or against the Account. You may, however, debit against the Account customary bank charges which we are obliged to pay in respect of the Account in an amount not exceeding A$____ per month. Under no circumstances is the Collateral Agent liable to pay fees or charges in respect of the Account.

4	We cannot revoke or vary this notice in whole or in part without the written consent of the Collateral Agent.

Executed on behalf of	)
Whakatane Mill Limited by its authorised	)
signatory in the presence of:	)
)

Signature of witness		Signature of authorised signatory

Name of Witness		Name of authorised signatory

Occupation

City/town of residence

Notice of security over bank account

To:	Whakatane Mill Limited c/- Bell Gully, Level 22, Vero Centre 48 Shortland Street, Auckland NEW ZEALAND

And:	Wilmington Trust (London) Limited 1 King’s Arms Yard London EC2R 7AF UNITED KINGDOM
We acknowledge:
(a)	receipt of this notice and agree to be bound by its terms;

(b)	we have not received notice of any right, title or interest in connection with the Account, other than that of Whakatane Mill Limited and the Collateral Agent as contemplated by this notice; and

(c)	the Charge ranks in priority to any right of set-off or right to combine or consolidate.

Signature

Print name

who is an
authorised representative of
Australia and New Zealand Banking Group Limited

SIGNED AND DELIVERED AS A DEED
Chargor:

Executed on behalf of	)
Whakatane Mill Limited by its authorised	)
signatory in the presence of:	)
)

/s/ Fiona Singh		/s/ Chiara Brophy

Signature of witness		Signature of authorised signatory

Fiona Singh		Chiara Brophy

Name of Witness		Name of authorised signatory

Lawyer
Occupation

Sydney, Australia City/town of residence
Collateral Agent:

Wilmington Trust (London) Limited by	)
its authorised signatory in the presence of:	)
)
)

/s/ Sunil Masson		/s/ Paul Barton

Signature of witness		Signature of authorised signatory

Sunil Masson		Paul Barton Relationship Manager

Name of Witness		Name of authorised signatory

Director
Occupation

Third Floor 1 King’s Arm Yard London EC2R 7AF
City/town of residence